news                                                          UNIT CORPORATION
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                                7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                      Telephone 918 493-7700, Fax 918 493-7711



                           Contact:     Larry D. Pinkston
                                        President and Chief Operating Officer
                                        (918) 493-7700


For Immediate Release...
December 22, 2004


                         UNIT CORPORATION ANNOUNCES ITS
                       CAPITAL EXPENDITURE BUDGET FOR 2005


     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its consolidated capital expenditure budget for 2005 of $205 million, allocated between its three primary subsidiaries, Unit Drilling Company, Unit Petroleum Company and Superior Pipeline Company LLC. This is an increase of 30% over estimated 2004 capital expenditures, excluding acquisitions.
     Unit's wholly-owned contract drilling subsidiary, Unit Drilling Company, will receive $60 million, a 20% increase over estimated 2004 capital expenditures, excluding acquisitions. Of this, $17 million will be budgeted for drill pipe and $43 million will be used primarily for rig maintenance and additions.
         Unit Petroleum Company, Unit's wholly-owned exploration and production subsidiary, will receive $125 million, a 20% increase over estimated 2004 capital expenditures, excluding acquisitions. Of this amount, $105 million is designated to be spent on drilling, $20 million will go to the purchase of acreage and seismic.
     Superior Pipeline Company LLC, Unit's wholly-owned natural gas gathering and processing subsidiary, will receive $20 million. The budget reflects Unit's focus on growing this segment through the construction of new facilities or acquisitions.
     Mr. John Nikkel, Unit's Chairman and Chief Executive Officer, said, "During 2005, we plan to drill approximately 220 to 230 wells, up 35% over 2004. Our drilling will be focused primarily in the Anadarko and Arkoma Basins of Oklahoma and Texas and the Permian Basin and Gulf Coast area of Texas. We believe 2005 will see a continuation of the strong demand for our contract drilling services and improving conditions for the energy industry.

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the estimated budget for the company's operations, future demand for oil and natural gas, future rig utilization and dayrates, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.